SLR International Corporation 1658 Cole Blvd, Suite 100, Lakewood, Colorado, 80401

Consent of Grant A. Malensek

I consent to all references to my name and any quotation from, or summarization of, Sections 1.2, 1.3.11, 1.3.13, 19, 21, 22, and 30, and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA" dated February 22, 2022; and Sections 1.2, 1.3.11, 1.3.13, 19, 21, 22, and 30 and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Nichols Ranch Project, Johnson and Campbell Counties, Wyoming, USA" dated February 22, 2022, as amended on February 8, 2023; and Sections 1.2, 1.3.12, 1.3.14, 19, 21, 22, 30, and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" dated February 23, 2023, as amended March 6, 2024, prepared by me and incorporated by reference into the Registration Statement on Form S-8, and any amendments or supplements thereto, of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Grant A. Malensek

Grant A. Malensek, M.Eng., P.Eng.

Technical Director - US Mining Advisory

Date: April 10, 2024